UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ALECTOR, INC.

(Name of Registrant as Specified In Its Charter)

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ALECTOR, INC.

131 OYSTER POINT BOULEVARD, SUITE 600

SOUTH SAN FRANCISCO, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Thursday, June 17, 2021

Dear Stockholders of Alector, Inc.:

We cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of Alector, Inc., a Delaware corporation, which will be held on Thursday, June 17, 2021 at 8:00 a.m. Pacific Time. The safety of our stockholders is important to us, and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s Annual Meeting will be held virtually, via live webcast at https://web.lumiagm.com/209804434 password: alector2021 (cap sensitive), originating from South San Francisco, CA. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class III directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3. To conduct an advisory vote to approve named executive officer compensation;

4. To hold an advisory vote on the frequency of future advisory votes on named executive officer compensation; and

5. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 20, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 20, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 28, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/22640. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible.

We appreciate your continued support of Alector, Inc.

By order of the Board of Directors,

Arnon Rosenthal, Ph.D.

Co-founder, Chief Executive Officer and Director

South San Francisco, California

April 28, 2021

ALECTOR, INC.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Thursday, June 17, 2021

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2021 annual meeting of stockholders of Alector, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at https://web.lumiagm.com/209804434 password: alector2021 (cap sensitive), originating from South San Francisco, CA. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 28, 2021 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

Why are you holding a virtual Annual Meeting?

The safety of our stockholders is important to us and given the current guidance by public health officials surrounding COVID-19 and group gatherings, this year’s Annual Meeting will be a “virtual meeting” of stockholders. We have implemented the virtual format in order to facilitate stockholder attendance at our Annual Meeting. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management.

How do I attend and participate in the annual meeting online?

We will be hosting the meeting via live webcast only at https://web.lumiagm.com/209804434 password: alector2021 (cap sensitive). You will be able to submit your questions and vote your shares electronically during the Annual Meeting.

The webcast will start at 8:00 a.m. Pacific Time. You are encouraged to access the meeting prior to the start time. The webcast will open 15 minutes before the start of the meeting, and you should allow ample time for the check-in procedures. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock (as defined below), or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at https://web.lumiagm.com/209804434 password: alector2021 (cap sensitive).

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page.

What matters am I voting on?

You will be voting on:

•	the election of three Class III directors to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

•	an advisory vote to approve named executive officer compensation;

•	an advisory vote on the frequency of future advisory votes on named executive officer compensation; and

•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	“FOR” the election of Tillman Gerngross, Ph.D., Richard Scheller, Ph.D. and Louis J. Lavigne, Jr. as Class III directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•	“FOR” the approval, on an advisory basis, of the named executive officer compensation.

•	“EVERY YEAR” for the frequency of future advisory votes on named executive officer compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 20, 2021, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 79,760,655 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote on your own behalf at our virtual Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend our virtual Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock on your own behalf at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at our virtual Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at our virtual Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval, on an advisory basis, of the named executive officer compensation requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at our virtual Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 4: The frequency receiving the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders. You may vote to hold such advisory votes “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS,” or you may “ABSTAIN.”

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•

to vote online during the Annual Meeting, follow the provided instructions to join the meeting at https://web.lumiagm.com/209804434 password: alector2021 (cap sensitive), starting at 8:00 a.m. Pacific Time on June 17, 2021 (have your Notice or proxy card in hand when you visit the website);

•	by Internet at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 16, 2020 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries (have your Notice or proxy card in hand when you call); or

•	by completing and mailing your proxy card (if you received printed proxy materials).

Even if you plan to participate in our virtual Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares on your own behalf at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and mailing a later-dated proxy card; or

•	notifying the Secretary of Alector, Inc., in writing, to 131 Oyster Point Boulevard, Suite 600, South San

Francisco, California 94080.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

You may also change your vote or revoke your proxy by attending our virtual Annual Meeting and voting online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Arnon Rosenthal and Shehnaaz Suliman have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 28, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, on the approval, on an advisory basis, of the named executive officer compensation, or on the advisory vote on the frequency of future advisory votes on named executive officer compensation, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Alector, Inc.

Attention: Investor Relations

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 29, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Alector, Inc.

Attention: Secretary

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 12, 2022; and

•	not later than the close of business on March 14, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2021 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2022 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2022 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our corporate governance and nominating committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of eight members. Five of our directors are independent within the meaning of the listing standards of the NASDAQ Global Select Market (NASDAQ). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names and certain other information about each of the nominees for Class III director. The names of and certain other information about the continuing members of our Board of Directors are also set forth below. All information is as of March 1, 2021:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Tillman Gerngross, Ph.D.	III	57	Chairman and Director	2013	2021	2024
Richard Scheller, Ph.D.	III	67	Director	2018	2021	2024
Louis J. Lavigne, Jr.(1)(2)	III	72	Director	2018	2021	2024
Continuing Directors
Arnon Rosenthal, Ph.D.	I	65	Co-founder, Chief Executive Officer and Director	2013	2022	—
David Wehner(1)(2)	I	51	Director	2018	2022	—
Paula Hammond, Ph.D.(2)	I	57	Director	2020	2022	—
Terry McGuire(1)(3)	II	64	Director	2013	2023	—
Kristine Yaffe, M.D.(3)	II	58	Director	2019	2023	—

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our corporate governance and nominating committee.

Nominees for Director

Tillman Gerngross, Ph.D. Dr. Gerngross co-founded Alector in 2013 and has served as a member of our Board of Directors and as Chairperson since 2013. Dr. Gerngross is a founder, director, and executive officer of numerous biotechnology companies. He is a founder and currently serving as Chief Executive Officer and as a director of Adimab, LLC. He is also a founder and Chairman of the board of directors of Avitide, Inc., Amagma, Inc., Ankyra Therapeutics, Inc., and Adagio Therapeutics, Inc. Dr. Gerngross previously served on the board of directors of Arsanis, Inc., a publicly traded biopharmaceutical company, from 2010 to 2019, Dr. Gerngross is currently a Venture Partner at SV Life Sciences Advisors, LLC, which he joined in 2006. Dr. Gerngross co-founded GlycoFi, Inc. and served as its Chief Scientific Officer from 2000 to 2006 until it was acquired by Merck & Company, Inc. Dr. Gerngross currently teaches at the School of Engineering at Dartmouth College, where he has taught since 1998. Dr. Gerngross attended the Technical University of Vienna, Austria, where he received a B.S. and M.S. in Chemical Engineering and a Ph.D. in Molecular Biology.

We believe Dr. Gerngross is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders, his expertise and experience in antibody drug discovery and development, his experience as a founder and director of other life sciences companies, his educational background, and his experience working in the venture capital industry.

Richard Scheller, Ph.D. Dr. Scheller has served as a member of our Board of Directors since October 2018 and has served as co-chair of our Strategic Portfolio Advice and Review Committee (SPARC) since December 2019.

Dr. Scheller has served as the Chairman of Research and Development at BridgeBio Pharma LLC, a publicly traded biotechnology company, since January 2019 and as a member of its board of directors since January 2018. Dr. Scheller previously served as Chief Scientific Officer at 23andMe, a personal genetics company, from April 2015 to April 2019. Previously, Dr. Scheller was the Executive Vice President of Research and Early Development and a member of the Executive Committee at Genentech, Inc. from February 2001 to December 2014. From January 2009 to December 2014, Dr. Scheller was also a member of the Enlarged Executive Committee at Hoffmann-La Roche Ltd. Since February 2015, Dr. Scheller has served as a member of the board of directors for ORIC Pharmaceuticals, Inc. Dr. Scheller served as a member of the board of directors for Xenon Pharmaceuticals Inc. from March 2015 to 2019. Dr. Scheller’s research on elucidating the molecular machinery and regulatory mechanism that underlie the release of neurotransmitters earned him the 2013 Albert Lasker Basic Medical Research Award. He is a member of the National Academy of Sciences and a member of the National Academy of Medicine. Dr. Scheller holds a Ph.D. in Chemistry (1980) from the California Institute of Technology and B.Sc. in Biochemistry (1975) from the University of Wisconsin-Madison. He completed his post-doctorate in Biology at Caltech and his postdoctorate in Molecular Neurobiology at Columbia University.

We believe Dr. Scheller is qualified to serve on our Board of Directors because of his scientific background and his senior management experience in the pharmaceutical industry.

Louis J. Lavigne, Jr. Mr. Lavigne has served as a member of our Board of Directors and as our Lead Independent Director since October 2018. Mr. Lavigne has been Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy, and management, since 2005 and since 2019 Laman Partners, LLC. Mr. Lavigne served in various executive capacities with Genentech, Inc. for over 20 years, including Chief Financial Officer from 1988 to 2005, Executive Vice President from 1997 to 2005, Senior Vice President from 1994 to 1997, Vice President from 1986 to 1994, and Controller from 1983 to 1986. He has served as a member of the board of directors of Zynga Inc., a social game company, since 2015, including as audit committee chairman since 2015 and as a member of the nominating and governance committee since 2020; and since 2009 as a member of the board of directors and now a member of the nominating and governance committee of Accuray Incorporated, a radiation oncology company, and as the lead director since August, 2020 and since December, 2019 chairman of the audit committee of Rodan + Fields, LLC a private skincare company where he has been a director since June 2015. Within the last five years, Mr. Lavigne also served on the board of directors, the audit committee, and the science and technology committee of Allergan, Inc., a global health care company, from 2005 until its acquisition by Actavis plc in 2015; as a director and chair of the audit committee of NovoCure Limited, an oncology company, from 2013 until October 2018; as a director, chair of the compensation committee, and member of the audit committee of Assertio Therapeutics, Inc., a pharmaceutical company, from July 2013 until his resignation in May 2019; and as a director, chair of the audit committee, and member of the compensation committee of DocuSign Inc., an eSignature transaction management company, July 2013 to May 2020. Mr. Lavigne is the former chairman and board member of the UCSF Benioff Children’s Hospitals and the UCSF Benioff Children’s Hospitals Foundation. Mr. Lavigne holds a B.S. in Business Administration from Babson College and an M.B.A. from Temple University.

We believe Mr. Lavigne is qualified to serve on our Board of Directors because of his extensive experience in business operations and management, strategy, finance, accounting, and public company governance as a chief financial officer of a large, complex publicly-traded company and his extensive board leadership positions with a number of public company boards and audit committees.

Continuing Directors

Arnon Rosenthal, Ph.D. Dr. Rosenthal co-founded Alector in 2013 and has served as a member of our board of directors, as Chief Executive Officer, and as our President since 2013. Dr. Rosenthal co-founded Annexon Biosciences, Inc. and served as its acting Chief Executive Officer from August 2011 to December 2014 and served as a member of the board of directors, including as Chairman from August 2011 February 2017.

Dr. Rosenthal co-founded Rinat Neuroscience Corporation (acquired by Pfizer Inc. in August 2006), and served as President, Chief Scientific Officer and as a member of the board of directors from August 2001 to August 2006. From January 1985 to August 2001, Dr. Rosenthal served in various roles at Genentech, Inc., where he ultimately served as Staff Scientist and was appointed as a permanent member of Genentech’s Research Review Committee where his team discovered the target for the cancer drug Erivedge. Dr. Rosenthal conducted his post-doctoral fellowship at Genentech, Inc. He holds a Ph.D. in biology from the Hebrew University of Jerusalem.

We believe Dr. Rosenthal is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders and as our Chief Executive Officer, his experience as a founder and director of other life sciences companies, his educational background, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.

Paula Hammond, Ph.D. Dr. Hammond has served as a member of our Board of Directors since March 2020. Dr. Hammond is the David H. Koch Chair Professor of Engineering at the Massachusetts Institute of Technology (MIT), where she has been a faculty member since 1995, and she has served as the Head of the Department of Chemical Engineering at MIT since 2016. She is a member of MIT’s David H. Koch Institute for Integrative Cancer Research and a founding member of the MIT Institute for Soldier Nanotechnology. She also served as the Associate Head of the Chemical Engineering Department at MIT from 2008 to 2011. Dr. Hammond was the recipient of the 2013 AIChE Charles M. A. Stine Award, which is bestowed annually to a leading researcher in recognition of outstanding contributions to the field of materials science and engineering, the 2014 Alpha Chi Sigma Award for Chemical Engineering Research, and the Margaret Rousseau Award for Lifetime Achievement by a Woman Chemical Engineer in 2019. She received the Department of Defense Ovarian Cancer Teal Innovator Award in 2013, which supports a single visionary individual from any field principally outside of ovarian cancer to focus his/her creativity, innovation, and leadership on ovarian cancer research. She was named a Fellow of the American Physical Society, the American Institute of Biological and Medical Engineering, and the American Chemical Society, Division of Polymer Chemistry. Dr. Hammond was elected into the National Academy of Sciences in 2019, the National Academy of Engineering in 2017, the National Academy of Medicine in 2016, and the 2013 Class of the American Academy of Arts and Sciences. Dr. Hammond holds an M.S. in Chemical Engineering from the Georgia Institute of Technology and a Ph.D. and a S.B. in Chemical Engineering from MIT. Professor Hammond has published over 330 papers, and over 20 patent applications. She is the cofounder and member of the Scientific Advisory Board of LayerBio, Inc., a member of the Scientific Advisory Board of Moderna Therapeutics and Bambu Global, and an advisor for Catalio Capital Management.

We believe Dr. Hammond is qualified to serve on our Board of Directors based on her scientific background and experience as an internationally recognized expert in the field of chemical engineering and for her work in the field of cancer research.

Terry McGuire. Mr. McGuire has served as a member of our Board of Directors since 2013. Additionally, Mr. McGuire is a Founding Partner of Polaris Partners, a venture capital firm investing in technology and healthcare companies across all stages of development, where he has worked since 1996. Mr. McGuire has served on the board of directors of Cyclerion, Inc., a publicly traded biotechnology company, since January 2019. Mr. McGuire served on the board of directors of Ironwood Pharmaceuticals, Inc., a publicly traded drug manufacturer, from 1998 to 2019; on the board of directors of Acceleron Pharma, Inc., a publicly traded drug manufacturer, from 2005 to 2017; on the board of directors of Pulmatrix, Inc., a publicly traded biopharmaceutical company, from 2016 to 2019 and on the board of directors of Arsanis, Inc., a publicly traded biopharmaceutical company, from 2011 to 2019. Mr. McGuire is emeritus Chairman of the National Venture Capital Association and Chairman of the Global Ventures Capital Congress and is a member of the board of the Thayer School of Engineering at Dartmouth College. He also sits on the boards of Massachusetts Institute of Technology’s The David H. Koch Institute for Integrative Cancer Research, The Arthur Rock Center for Entrepreneurship at Harvard Business School and The Healthcare Initiative Advisory Board. Mr. McGuire holds an M.B.A. from Harvard Business School, a M.S. in engineering from the Thayer School at Dartmouth College, and a B.S. in physics and economics from Hobart College.

We believe Mr. McGuire is qualified to serve on our Board of Directors because of his expertise and experience in the biotechnology industry through his role as a Founding Partner of Polaris Partners and his cumulative career in venture capital over a period spanning over 35 years, in which he has been involved in the evaluation, investment and oversight of numerous biotechnology companies, as well as his experience as a director of several biotechnology companies, including other public companies.

David Wehner. Mr. Wehner has served as a member of our Board of Directors since October 2018. He has served as Chief Financial Officer of Facebook, Inc. since June 2014. Mr. Wehner joined Facebook, Inc. in November 2012 as Vice President, Corporate Finance and Business Planning. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. Mr. Wehner holds an M.S. in applied physics from Stanford University and a B.S. in chemistry from Georgetown University.

We believe Mr. Wehner is qualified to serve on our Board of Directors based on his substantial executive, strategy, finance, and operational experience.

Kristine Yaffe, M.D. Dr. Yaffe has served as a member of our board directors since August 2019. Dr. Yaffe is currently a professor of psychiatry, neurology, and epidemiology at the University of California, San Francisco (UCSF) and has served in that role since 2007. Dr. Yaffe has also served as the Roy and Marie Scola Endowed Chair since 2009 and Vice Chair in Psychiatry at UCSF since 2016. Dr. Yaffe has received numerous awards for her groundbreaking contributions to the field including the American Academy of Neurology Potamkin Prize for Research in Pick’s, Alzheimer’s, and Related Diseases. Dr. Yaffe holds a B.S. in biology-psychology from Yale University and an M.D. from the University of Pennsylvania School of Medicine and has completed residencies in neurology and psychiatry at UCSF. Dr. Yaffe was elected to the National Academy of Medicine in 2019.

We believe Dr. Yaffe is qualified to serve on our Board of Directors based on her experience as an internationally recognized expert in the field of cognitive aging, neurodegeneration, and dementia.

Director Independence

Our common stock is listed on NASDAQ. Under the rules of NASDAQ, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance, and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the Exchange Act). Under the rules of NASDAQ, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3 and under the rules of NASDAQ, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of NASDAQ, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the company to such director and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board of Directors undertook a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that Drs. Hammond and Yaffe and Messrs. Lavigne, McGuire, and Wehner do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ.

In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.” There are no family relationships among any of our nominees for director, directors, or executive officers.

Lead Independent Director

Our Board of Directors has appointed Louis J. Lavigne, Jr. to serve as our Lead Independent Director. As a general matter, our Board of Directors believes that appointing a Lead Independent Director, when either our Chief Executive Officer serves as Chairman or when our Chairman is not independent, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board of Directors as a whole. As Lead Independent Director, Mr. Lavigne will preside over periodic meetings of our independent directors, serve as a liaison between our Chairperson, Chief Executive Officer, and our independent directors, and perform such additional duties as our Board of Directors may otherwise determine and delegate.

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The corporate governance and nominating committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through discussions from committee members about such risks.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at the meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing us, as well at such other times as they deemed appropriate. Our Board of Directors believes its administration of its risk oversight function has not negatively affected the Board of Directors’ leadership structure.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors on a periodic basis, and typically has such a session after each regularly scheduled board meeting. The Lead Independent Director of our Board of Directors is the presiding director over these executive sessions.

Board Meetings and Committees

During the fiscal year ended December 31, 2020, our Board of Directors held six meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage our directors to attend. All of our directors attended our 2020 annual meeting of stockholders in person or via teleconference.

Our Board of Directors has established an audit committee, a compensation committee, and a corporate governance and nominating committee, each of which has the composition and the responsibilities described below.

Audit Committee

The members of our audit committee are Messrs. Lavigne, McGuire, and Wehner. Mr. Lavigne is the chairperson of our audit committee and together with Mr. Wehner, are our audit committee financial experts, as that term is defined under the SEC rules implementing Section 407 of SOX, and both possess financial sophistication, as defined under the rules of NASDAQ. Our audit committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems. The Company’s management is responsible for preparing our financial statements, and the independent auditor is responsible for auditing and reviewing those financial statements. The audit committee is responsible for assisting the Board in overseeing the conduct of these activities by management and the independent auditor. Our audit committee also:

•	selects and hires the independent registered public accounting firm to audit our financial statements;

•

helps to ensure and evaluate the independence, qualifications and performance of the independent registered public accounting firm, including review and evaluation of the lead partner of the independent auditor;

•	approves audit and non-audit services and fees;

•

reviews financial statements and discusses with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

•	prepares the audit committee report that the SEC requires to be included in our annual proxy statement;

•	reviews reports and communications from the independent registered public accounting firm;

•	reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

•	reviews our policies on risk assessment and risk management;

•	reviews and monitors conflicts of interest situations, and approves or prohibits any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

•	reviews related party transactions; and

•

establishes and oversees procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our audit committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2020, our audit committee held four meetings.

Compensation Committee

The members of our compensation committee are Dr. Hammond and Messrs. Lavigne and Wehner. Mr. Wehner is the chairperson of our compensation committee. Our compensation committee oversees our compensation policies, plans, and benefits programs. The compensation committee also:

•	oversees our overall compensation philosophy and compensation policies, plans, and benefit programs;

•	reviews and approves or recommends to the Board of Directors for approval compensation for our executive officers and directors;

•	prepares the compensation committee report that the SEC will require to be included in our annual proxy statement; and

•	administers our equity compensation plans and incentive compensation plans.

Our compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our compensation committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2020, our compensation committee held six meetings and acted by unanimous written consent eight times.

Corporate Governance and Nominating Committee

The members of our corporate governance and nominating committee are Dr. Yaffe and Mr. McGuire. Mr. McGuire is the chairperson of our corporate governance and nominating committee. Our corporate governance and nominating committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. Specifically, the corporate governance and nominating committee:

•	identifies, evaluates, and makes recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	evaluates the performance of our Board of Directors and of individual directors.

Our corporate governance and nominating committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of NASDAQ. A copy of the charter of our corporate governance and nominating committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2020, our corporate governance and nominating committee held four meetings.

Compensation Committee Interlocks and Inside Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Considerations in Evaluating Director Nominees

Our corporate governance and nominating committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our corporate governance and nominating committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our corporate governance and nominating committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, and other commitments. Nominees must also have the ability to offer advice and guidance to management and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our corporate governance and nominating committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our corporate governance and nominating committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our corporate governance and nominating committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board of Directors. In making determinations regarding nominations of directors, our corporate governance and nominating committee may take into account the benefits of diverse viewpoints. Our corporate governance and nominating committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our corporate governance and nominating committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our corporate governance and nominating committee will consider director candidates recommended by stockholders holding at least 1% of the fully diluted capitalization of our company continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and bylaws and applicable laws, rules, and regulations, including those promulgated by the SEC. Our corporate governance and nominating committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate and any relationships between the candidate and our company, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock, and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our corporate governance and nominating committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at Alector,

Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 12, 2022 and no later than March 14, 2022.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. Our Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chair of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, President and Chief Operating Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at https://investors.alector.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. Dr. Rosenthal was our only employee director during 2020. See the section titled “Executive Compensation” for additional information about Dr. Rosenthal’s compensation.

The following table presents the total compensation each of our non-employee directors received during the year ended December 31, 2020. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of our non-employee directors in 2020.

	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)		Total($)
Tillman Gerngross, Ph.D.	$60,000	$349,985		$409,985
Paula Hammond, Ph.D.(3)	$35,125	$566,530		$601,655
Louis J. Lavigne, Jr.	$80,000	$349,985		$429,985
Terry McGuire	$55,500	$349,985		$405,485
Richard Scheller, Ph.D.	$39,038	$1,506,785	(4)	$1,545,823
David Wehner	$58,187	$349,985		$408,172
Kristine Yaffe, M.D.	$44,000	$349,985		$393,985

(1)

The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with FASB ASC Topic 718 (as defined below). The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in the notes to our audited financial statements included in our annual report on Form 10-K filed on February 25, 2021. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting or exercise of the applicable awards.

(2)

As of December 31, 2020, our non-employee directors held outstanding options to purchase the number of shares of common stock as follows: Dr. Gerngross (39,274 shares); Dr. Hammond (29,443 shares); Mr. Lavigne (109,274 shares); Mr. McGuire (39,274 shares); Dr. Scheller (241,089 shares); Mr. Wehner (109,274 shares); and Dr. Yaffe (59,274 shares).

(3)	Dr. Hammond joined our Board of Directors in March 2020.
(4)	Includes a stock option grant to purchase 100,000 shares of Company common stock as described in the section titled “Related Party Transactions – Consulting Agreement with Dr. Richard Scheller”.

Non-Employee Director Compensation Policy

Our Board of Directors has adopted our Outside Director Compensation Policy. Our Outside Director Compensation Policy provides that all non-employee directors are entitled to receive the following cash compensation for their services:

•	$40,000 retainer per year for each non-employee director;

•	$20,000 retainer per year for service as non-executive chairman of the Board of Directors;

•	$20,000 retainer per year for service as lead non-employee director;

•	$15,000 retainer per year for the chairman of the audit committee or $7,500 retainer per year for each other member of the audit committee;

•	$10,000 retainer per year for the chairman of the compensation committee or $5,000 retainer per year for each other member of the compensation committee; and

•	$8,000 retainer per year for the chairman of the nominating and corporate governance committee or $4,000 retainer per year for each other member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee receives only the additional annual fee as the chair of the committee and does not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

In addition to the cash compensation structure described above, our Outside Director Compensation Policy provides the following equity incentive compensation program for non-employee directors. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted on the first trading date on or after his or her start date as a non-employee director a one-time, initial option award having a grant date fair value of approximately $550,000. Further, on the date of each of our annual stockholder meetings, each non-employee director who, as of such annual meeting date, has served on the board as a director for at least the preceding six months, automatically will be granted an annual option award having a grant date fair value of approximately $350,000.

Each initial option will vest as to 1/4th of the underlying shares on the one-year anniversary of the date the director’s service as a non-employee director started and as to 1/48th of the underlying shares each following month, subject to continued service through each relevant vesting date. Each annual option will vest as to 1/12th of the underlying shares each month after the award’s grant date and will vest in full on the earlier of the 12-month anniversary of the date of grant or on the date of our annual stockholder meetings following the date the annual option is granted, subject to continued service through each relevant vesting date. In the event of a change in control of our company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable, subject to continued service through such date. Each initial option and annual option will have a term of 10 years and will have an exercise price per share equal to 100% of the fair market value of a share of our common stock on the date of grant.

In any fiscal year, a non-employee director may be paid, issued, or granted cash compensation and equity awards with a total value of no greater than $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as an outside director) with the value of an equity award based on its grant date fair value for purposes of this limit (annual director limit). Equity awards or cash compensation granted to a non-employee director for his or her service as an employee or consultant (other than a non-employee director) does not count toward the annual director limit.

Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary, and documented travel expenses to attend meetings of our Board of Directors.

Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Tillman Gerngross, Ph.D., Richard Scheller, Ph.D., and Louis J. Lavigne, Jr. as nominees for election as Class III directors at the Annual Meeting. If elected, Messrs. Gerngross, Scheller, and Lavigne will serve as Class III directors until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Gerngross, Scheller, and Lavigne. We expect that each of Messrs. Gerngross, Scheller, and Lavigne will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2021. During the fiscal year ended December 31, 2020, Ernst & Young served as our independent registered public accounting firm. Ernst & Young LLP has served as our independent registered public accounting firm since 2017.

Notwithstanding the appointment of Ernst & Young and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our Audit Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Ernst & Young, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Ernst & Young for the fiscal years ended December 31, 2020 and 2019.

	2020	2019
Audit Fees(1)	$1,341,663	$929,636
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	98,880
All Other Fees(4)	2,000	2,000

	$1,343,663	$1,030,516

(1)

Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our follow-on public offering which we completed in February 2020, and our initial public offering, which we completed in February 2019. Included in the 2020 Audit Fees is $93,000 of fees billed in connection with our follow-on public offering, and included in the 2019 Audit Fees is $88,000 of fees billed in connection with our follow-on public offering, and $194,000 of fees billed in connection with our initial public offering.

(2)

Audit-Related Fees include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young LLP.
(4)	All Other Fees consists of fees paid to Ernst & Young LLP for access to its proprietary accounting research database.

Auditor Independence

In the fiscal year ended December 31, 2020, there were no other professional services provided by Ernst & Young, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Ernst & Young for the fiscal years ended December 31, 2020 and 2019 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “AGAINST” the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

This stockholder advisory vote, commonly known as “say-on-pay,” is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our Chief Executive Officer and the other officers named in the Summary Compensation Table (“named executive officers”) as disclosed in this proxy statement.

The Board recommends a vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Alector, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement, including the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion.”

We became public in February 2019 and since that time we have made significant changes to our executive compensation program to reflect our transition from a private to public company. This is the first time we have included an advisory “say-on-pay” vote at the annual meeting of the stockholders, as our Board of Directors believes that stockholders will now be able to provide more meaningful feedback regarding the effectiveness of our executive compensation program and its relation to business outcomes of our company. We intend to submit the executive compensation of our named executive officers to an advisory vote at our annual meeting of stockholders consistent with the advisory vote of the stockholders at the Annual Meeting.

The Compensation Discussion and Analysis, beginning on page 27, describes our executive compensation programs and the compensation decisions made by our compensation committee and Board of Directors for the fiscal year ended December 31, 2020 with respect to the named executive officers. As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” our compensation committee believes that the most effective compensation program is designed to provide a substantial portion of executive compensation in the form of variable, at-risk pay which is earned based on performance. Our compensation committee thoughtfully employs the primary compensation elements of base salary, annual cash incentives, and long-term equity awards, to achieve these objectives.

Our Board of Directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, the Board of Directors and the compensation committee will review the voting results in their entirety and take them into consideration when making future decisions regarding named executive officer compensation.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON

NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we must provide our stockholders with the opportunity to make a non-binding, advisory vote on the frequency of future advisory votes on named executive officer compensation (the “Say-On-Frequency Vote”). The non-binding, advisory Say-On-Frequency Vote must be submitted to our stockholders at least once every six years.

We are asking stockholders to indicate whether they prefer to cast future advisory votes on named executive officer compensation “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS.” Stockholders may also abstain from voting on this proposal. The frequency that receives the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders.

Our board of directors values the opinions of our stockholders and will consider the result of the Say-On-Frequency Vote in determining the frequency with which we will hold future advisory votes on named executive officer compensation. However, the Say-On-Pay Frequency Vote is not binding. Our board of directors may determine that it is in the best interests of the company and our stockholders to hold an advisory vote on named executive officer compensation more or less frequently than the frequency that is selected by our stockholders.

After careful consideration, our board of directors recommends that future non-binding advisory votes on the compensation of our named executive officers be held every year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY YEAR”

FOR THE SAY-ON-FREQUENCY VOTE.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alector, Inc. (the “Company”) specifically incorporates it by reference in such filing.

The audit committee serves as the representative of our Board of Directors with respect to its oversight of:

•	the independent registered public accounting firm’s selection and hiring, independence, qualifications, performance, and fees;

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements; and

•	reviewing our policies for risk assessment and risk management and reviewing and monitoring conflicts of interest situations.

The audit committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The audit committee is composed of three non-employee directors. Our Board of Directors has determined that each member of the audit committee is independent and that Messrs. Lavigne and Wehner each qualify as an “audit committee financial expert” under the SEC rules.

The audit committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence. In addition, the audit committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of any non-audit services with Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the audit committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission. The audit committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2021. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Louis J. Lavigne, Jr. (Chairperson)

Terry McGuire

David Wehner

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 1, 2021. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Arnon Rosenthal, Ph.D.	65	Co-founder, Chief Executive Officer, and Director
Shehnaaz Suliman, M.D.	49	President and Chief Operating Officer
Robert Paul, M.D., Ph.D.	53	Chief Medical Officer
Robert King, Ph.D.	57	Chief Development Officer
Calvin Yu	45	Vice President, Finance

Arnon Rosenthal. For a biography of Dr. Rosenthal, please see the section titled “Board of Directors and Corporate Governance.”

Shehnaaz Suliman, M.D., President and Chief Operating Officer. Dr. Suliman has served as our President and Chief Operating Officer since December 2019. Dr. Suliman previously served as Senior Vice President, Corporate Development and Strategy of Theravance Biopharma, Inc., a position she held from July 2017 to March 2019. Prior to her position at Theravance, Dr. Suliman worked for Genentech, Inc. as Group Leader and Project Team Leader in the R&D Portfolio Management and Operations Group from September 2010 to May 2015 and then as Vice President and Global Therapeutic Head, Roche Partnering from June 2015 to July 2017. Prior to Genentech, Dr. Suliman held various management roles of increasing responsibility at Gilead Sciences, Inc. between January 2005 and September 2010. Prior to Gilead, Dr. Suliman was an investment banker with Lehman Brothers and Petkevich & Partners, advising public and private companies on buy- and sell-side transactions. She is a member of the board of directors of Ultragenyx Pharmaceutical Inc., a pharmaceutical company, and 10x Genomics, Inc., a life science technology company. Dr. Suliman received her M.D. at the University of Cape Town Medical School, South Africa, and holds an M.B.A., with distinction, and M.Phil. in Development Studies degrees from Oxford University, where she was a Rhodes Scholar.

Robert Paul, M.D., Ph.D., Chief Medical Officer. Dr. Paul has served as our Chief Medical Officer since October 2016. Dr. Paul joined Alector from Genentech, Inc., where he held various roles of increasing responsibility between 2009 and 2016, including as Assistant Group Medical Director and TA Head Neuroscience Early Clinical Development gRED from October 2015 to October 2016, as Senior Medical Director from October 2013 to September 2015, as Medical Director from September 2011 to October 2013, and as Associate Medical Director from January 2009 to September 2011. From May 2002 to December 2008, Dr. Paul served as a Neurologist at the University of Munich. Dr. Paul is a board certified neurologist in Germany. He received a M.D. and a Ph.D. from Ludwig-Maximilians Universität München.

Robert King, Ph.D., Chief Development Officer. Dr. King has served as our Chief Development Officer since January 2017. Dr. King joined Alector from SciClone Pharmaceuticals, Inc. (acquired by a consortium led by GL Capital Partners, LLC), a biotechnology company, where he served as Senior Vice President of Product Development and Supply Chain from June 2011 to January 2017. Prior to SciClone Pharmaceuticals, Dr. King served as VP of Product Development and Manufacturing at Bayhill Therapeutics, Inc., a biotechnology company from 2006 to 2011. Dr. King served as VP Product Development and Manufacturing at Rinat Neuroscience Corp. (acquired by Pfizer), a biotechnology company, from 2003 to 2006. Dr. King served in positions of increasing responsibility at COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals, Inc. in 2002) from 1993 to 2003. From 1991 to 1993, Dr. King served as a Scientist in the Purification and Pharmaceutical Sciences groups at California Biotechnology/Scios. From 1988 to 1991, Dr. King was a Scientist at Molecular Devices Corporation. Dr. King received a Ph.D. in Chemical Engineering from the University of California, Berkeley, and a B.S. in Chemical Engineering from the University of Washington.

Calvin Yu, Vice President, Finance. Mr. Yu has led our Finance team since June 2017. Mr. Yu joined Alector from Stemcentrx, Inc. (acquired by AbbVie), a biotechnology company, where he served as Corporate Controller from February 2016 to June 2017. Prior to Stemcentrx, Mr. Yu held several senior level finance roles at publicly traded biotechnology companies, including Senior Director of Finance and SEC Reporting at Adverum Biotechnologies, Inc. from September 2014 to February 2016, and Controller at Five Prime Therapeutics, Inc. from March 2010 to September 2014. Mr. Yu received his B.S. in Accounting from San Francisco State University, College of Business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the principles underlying the material components of our executive compensation program for our executive officers, including the named executive officers in the “Summary Compensation Table.” We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions and how we use our executive compensation program to drive our performance.

Named Executive Officers

Our named executive officers for the year ended December 31, 2020 are:

Name	Title
Arnon Rosenthal, Ph.D.	Co-founder, Chief Executive Officer, and Director
Shehnaaz Suliman, M.D.	President and Chief Operating Officer
Robert King, Ph.D.	Chief Development Officer
Robert Paul, M.D., Ph.D.	Chief Medical Officer
Calvin Yu	Vice President, Finance

Executive Summary

Company Background and 2020 Business Highlights

Our mission is to develop therapies that empower the immune system to cure neurodegeneration. We are a clinical stage biopharmaceutical company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegeneration. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. We are developing therapies designed to simultaneously counteract these pathologies by restoring healthy immune function to the brain.

Our executive compensation program seeks to incentivize and reward strong corporate performance. Highlights of our 2020 corporate performance and executive compensation program are set forth below.

Clinical and Regulatory

•	We dosed the first patient in a pivotal Phase 3 INFRONT-3 trial evaluating AL001 in patients with frontotemporal dementia.

•	We initiated first-in-human dosing in the Phase 1 study of AL101 for the treatment of neurodegenerative diseases.

•	We received a FDA Fast Track designation for AL101 for the treatment of patients with frontotemporal dementia.

•	We initiated the Phase 1b study of AL003 in Alzheimer’s disease patients.

•	We entered into a licensing agreement with Innovent Biologics to develop and commercialize AL008 in oncology indications in China.

Corporate Financings

•	In February 2020, we completed a follow-on public offering for total gross proceeds of approximately $240 million.

•

In May 2020, we entered into an Equity Distribution Agreement with Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, pursuant to which we may offer and sell, from time to time, up to $150 million in shares of our common stock.

In addition, we progressed multiple early-stage programs, including our AL009 development program, and made significant progress on other internal corporate goals.

Overview of Executive Compensation Program

Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, engaging and retaining our executive officers and driving company performance. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s total target annual direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our Company performance and their contributions to that performance.

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and stockholders, the Company’s compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk pay. Our Compensation Committee thoughtfully employs the primary compensation elements of base salary, short-term annual cash incentives, and long-term equity awards, to achieve these objectives.

In 2020, target pay packages were as follows:

The percentages above were calculated using base salary, target annual cash incentive compensation, and the grant date fair value of stock options. Similar to our industry based peers, we rely on stock option grants for our NEOs’ equity-based compensation because they do not provide realizable value to the holder unless shareholders also benefit from a stock price increase.

Key 2020 Compensation Decisions

Aligned with our results and performance in 2020 as outlined above we took several actions related to our pay program.

•

Market Based Base Salary Increases. We adjusted base salaries of our executives based on our regular annual review of market competitive data for similarly sized industry peers and individual NEO factors including roles, responsibilities, and performance;

•	Annual Incentive Payouts Tied to Performance. Our 2020 annual bonus paid out at 80.42% of target since we successfully met almost all of our functional goals and a large number of our program-

specific goals, including several that were considered key value drivers for the Company such as those relating to our AL001, AL101, and AL003 programs. Bonus payouts were lower than in 2019, since that was an exceptional year in terms of progress in the portfolio and achievement of program specific goals; and

•

Stock Options as Primary Long-Term Incentive Component: Consistent with the prior year, we granted options to our executive officers during 2020 to motivate and retain our executives, in line with our philosophy as detailed below.

Executive Compensation Governance

With guidance from an independent compensation consultant, we maintain sound compensation and governance standards, and we adopt best practices in establishing and administering policies in support of these standards. The Compensation Committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals to compete for executive talent as well as protect our stockholders’ interests.

Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework to our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

What We Do

✓	Pay for performance philosophy and culture

✓	Responsible use of shares under our long-term equity incentive program

✓	Align pay outcomes with objective performance outcomes

✓	Use relevant peer group pay quantum and design data as a reference point

✓	Balanced mix of fixed and at-risk pay

✓	Robust anti-hedging and pledging policies

✓	Retain an independent consultant

What We Don’t Do

x	Guaranteed bonuses

x	Provide excessive severance payments

x	Allow single-trigger change in control cash severance agreements

x	Provide excessive perquisites

x	Provide excise tax gross-ups

x	Provide special retirement plans for executive officers

Stockholder Engagement

The Company is committed to engagement with stockholders. We review any feedback we receive from our stockholders about our executive compensation program to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

Compensation Philosophy

The goals of our executive compensation program are to attract, engage, and retain executive offers who share our vision and are deeply connected to our mission. Our overall compensation philosophy is market-based and enables our executive officers to share in Alector’s long-term success. We strive to incentivize these executive officers to achieve our short-term and long-term business objectives in order to increase long-term value and increase stockholder value. Our program combines competitive cash and equity award opportunities in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long-term. We routinely review our policies and program design.

Our executive compensation program delivers excellent rewards in line with individual and company performance using the following specific compensation methods:

•	paying competitive base salaries;

•	rewarding our teams with a short-term incentive bonus plan opportunity; and

•	awarding a higher percentage of target total direct compensation opportunity as long-term equity incentives to align employee and stockholder interests over the long-term.

“Say-on-Pay” Voting

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended. Therefore, we were not required to hold a non-binding, advisory vote on the compensation of our named executive officers (a “Say-on-Pay” vote). At this annual general meeting (“AGM”), we will hold our first Say-on-Pay vote. Our Board of Directors and Compensation Committee will consider the result of the Say-on-Pay vote, and the related “Say-on-Frequency” vote, as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future because we value the opinions of our shareholders.

Compensation Determination Process

Role of Compensation Committee and Board of Directors

Our Compensation Committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our Compensation Committee designs, implements, reviews, and approves all compensation for our Chief Executive Officer (“CEO”) and our other executive officers. The Compensation Committee formally met seven times during fiscal year 2020 to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings were held with members of management in attendance and some were held in closed session. Most of the meetings also included representatives from our compensation consultant (as described below). Typically, the Compensation Committee reports to the Board of Directors on its discussions and on occasion seeks input from the Board of Directors regarding, the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our Compensation Committee’s recommendations regarding executive compensation are based on the Compensation Committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The Compensation Committee makes the final decisions regarding executive compensation.

Role of Management

Our CEO, President and Chief Operating Officer (“COO”), and our VP, People typically make recommendations to our Compensation Committee, attend certain Compensation Committee meetings and are involved in the process for determining our executive officers’ compensation, provided that neither our CEO or COO makes recommendations as to their own compensation or participates in Compensation Committee discussion of their own compensation. Our Compensation Committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our Compensation Committee reviews the recommendations and other data and makes as to each executive officer’s total compensation, as well as each individual pay component. At certain meetings in 2020, the Compensation Committee met in executive sessions and the Company’s CEO, COO and VP, People were not present when it deliberated and voted on the compensation of the executive officers.

Role of Independent Compensation Consultant

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.

In 2020, our Compensation Committee retained Radford, part of the Rewards Solutions practice at Aon plc, (“Radford”) as independent compensation consultant., to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. Accordingly, Radford serves at the discretion of our Compensation Committee. Our Compensation Committee engaged Radford to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Use of Peer Group

The Compensation Committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at Alector and our industry. We undertake this review with the assistance and recommendations of Radford, the Compensation Committee’s compensation consultant. Radford provides competitive market analysis of the base salary, annual cash incentive awards, and long-term incentive compensation of our executive officers compared against our compensation peer group and to review other market practices and trends.

Alector undertakes two compensation cycles per year, with cash compensation decisions (bonus payout and merit increase) the focus of the Q1 compensation cycle, and equity decisions the focus of the Q3 compensation cycle. This structure enables a tighter pay-for-performance link and two opportunities for a rewards conversation each year.

2019 Peer Group

In August 2019, the Compensation Committee approved a peer group for use in making Q1 2020 base salary and annual target bonus decisions. The Compensation Committee used the following criteria in determining the appropriate peers:

•

Industry Sector and Product Focus—Biotechnology and pharmaceutical companies, with an emphasis on companies that have recently gone public and have an emphasis on immunotherapy and/or neuro-degeneration;

•	Stage—Pre-commercial, developmental-stage companies with programs moving into the clinic;

•

Market Capitalization—Range of $500 million to $4 billion (a range relative to Alector’s market value of approximately $1.3 billion at the time of assessment, approximately 0.3x to 3.0x of Alector’s then-current market value);

•	Employee Headcount—Under 250 employees; and

•	Location—Biotechnology hub markets (San Francisco, Bay Area, San Diego, Boston, etc.)

Based on these criteria and considerations, our peer group for 2019, referred to as our 2019 peer group, as approved by our Compensation Committee, consisted of the following 25 companies:

Allakos	CytomX Therapeutics	MyoKardia
Allogene Therapeutics*	Denali Therapeutics	REGENXBIO
AnaptysBio	Dicerna Pharmaceuticals	Rubius Therapeutics
Arcus Biosciences	Epizyme	Tricida
Audentes Therapeutics	Forty Seven	Turning Point Therapeutics*
AVROBIO	G1 Therapeutics	Unity Biotechnology
Biohaven Pharmaceuticals	Gossamer Bio*	Voyager Therapeutics
Blueprint Medicines	Intellia Therapeutics
Crinetics Pharmaceuticals	Magenta Therapeutics

*	New for 2019

2020 Peer Group

In August 2020, the Compensation Committee approved the peer group for use in making Q3 2020 equity decisions (and for future use in making Q1 2021 base salary and annual target bonus decisions). Due to changes in the Company’s profile, the Compensation Committee made updates to the peer selection criteria. The Compensation Committee used the following updated criteria in determining the appropriate peers:

•	Industry Sector and Product Focus—Maintain focus on the neurodegenerative space, with less of an emphasis on newly public companies when identifying new peers;

•	Stage—Shift focus to target Phase II and Phase III companies as Alector progresses lead candidate through the pipeline;

•

Market Capitalization—Range of $500 million to $3.5 billion (a range relative to Alector’s market value of approximately $1.7 billion based on a 30-day average as of July 31, 2020, approximately 0.3x to 2.0x of Alector’s then-current market value);

•	Employee Headcount—Companies with up to 400 employees based on anticipated continued growth rate over the next 1-2 years; and

•	Location—Biotechnology hub markets (San Francisco, Bay Area, San Diego, Boston, etc.)

Based on these criteria and considerations, five companies were added to the 2020 peer group, as noted below, and 15 companies were removed from the 2019 peer group as they no longer met the criteria listed above. Our peer group for 2020, as approved by our Compensation Committee, consisted of the following 15 companies:

Arcus Biosciences	Dicerna Pharmaceuticals	REGENXBIO
Cortexyme*	Gossamer Bio	Rubius Therapeutics
CytomX Therapeutics	Karuna Therapeutics*	Sangamo Therapeutics*
Deciphera Pharmaceuticals*	Intellia Therapeutics	Tricida
Denali Therapeutics	NGM Biopharmaceuticals*	Turning Point Therapeutics

*	New for 2020

In setting compensation for our executive officers, including our named executive officers, the Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the Compensation Committee uses our compensation peer group as one data point when setting executive pay packages. The overall compensation philosophy focuses at or near a target percentile, particularly in respect to target cash compensation and equity grants. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our named executive officers may in certain circumstances be above or below the target levels of the peer group.

Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Compensation Element	Purpose	Key Features

Base Salary	• To attract and retain highly skilled executives	• Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions, and peer company data

Annual Cash Incentive Program	• To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives	• Variable component of pay based on annual quantitative and qualitative performance assessment against objectives related to corporate, program-specific, and functional goals

Equity Incentive Compensation	• To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance

•  Delivered in the form of stock options, subject to multi-year vesting based on continued service. The value of these awards depends on the performance of our common stock price, in order to align employee and executive interests with those of our stockholders over the longer term

Alector is committed to a strong performance orientation in our compensation program and effective corporate governance practices for a company at our development stage and industry. Some of our best practices in governance that we observe include:

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance contributions each makes.

Base salary changes in 2020 varied by executive due either to merit increases or market adjustments. Other factors were considered such as tenure, experience, and the role of the individual.

The 2020 base salaries for our named executive officers were as follows and were effective on March 1, 2020 except as noted below:

Name	2019 Base Salary (1)		2020 Base Salary(1)	% Increase
Arnon Rosenthal, Ph.D.	$525,000		$560,000	6.7%
Shehnaaz Suliman, M.D.(2)	$450,000		$500,000	11.1%
Robert King, Ph.D.	$362,500		$425,000	17.2%
Robert Paul, M.D., Ph.D.	$392,100		$440,000	12.2%
Calvin Yu	$270,000	(3)	$300,000	11.1%

(1)	Represents the highest annualized base salary established for the named executive officer during the year indicated.

(2)

Dr. Suliman was hired on December 9, 2019, and was not eligible for a salary increase in Q1 2020 due to her hire date. Based on her strong performance and what the Compensation Committee identified as a base salary gap to market, the Compensation Committee approved an increase to Dr. Suliman’s salary from $450,000 to $500,000 effective on September 1, 2020 (and in lieu of a Q1 2021 cash compensation change).

(3)	In March 2020 Mr. Yu’s 2019 annual base salary was mistakenly disclosed as $260,600. His correct 2019 annual base salary was $270,000.

2020 Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (the “Bonus Plan”) is designed to provide a financial incentive to reward executives for the achievement of a series of program specific, pipeline, and functional corporate goals. Payments under the plan are ultimately based on achievement of these pre-established corporate goals. Actual performance against targets, as measured by these pre-established corporate goals, funds the incentive payouts. The bonus pool can be funded between 0% to a maximum of 150% of target funding levels. The total bonus payout cannot exceed the total amount of funding in the pool. Annual target bonuses are set based on factors such as the executive’s past contributions, tenure, experience, and role and the annual target bonuses provided by companies in our compensation peer group to their similarly situated executives. Bonuses are typically paid in the quarter following the end of the performance period.

For 2020, the Compensation Committee approved an increase to Dr. Rosenthal’s annual target bonus (from 50% in 2019 to 55% in 2020) to make his annual bonus opportunity more competitive with the market. The annual target bonus target for each of our other NEOs (except Dr. Suliman), as a percentage of the NEO’s base salary, remained unchanged from 2019. Dr. Suliman’s annual bonus opportunity was determined through arm’s-length negotiation in connection with her hire.

Bonuses for all employees, including our named executive officers, for the fiscal year ended December 31, 2020 were allocated from a bonus pool funded based on performance against a number of high-impact, cross-functional goals. The project goals related to specific programs, trials, and corporate progress. The cross-functional goals included goals related to business development, positioning for future growth, and development and other functional goals. The combination of the project and cross-functional goals was intended to drive both specific technical achievement and continue to build the foundation for future company growth and advancements.

For 2020, the Company established four key corporate objectives: (i) advance research pipeline, (ii) advance clinical pipeline, (iii) build a sustainable public company, and (iv) cultivate employee experience that drives business results, which are viewed as critical drivers of our long-term success and ability to generate sustained growth in shareholder value. Our corporate goals are intended to drive these key objectives, by establishing specific, measurable criteria that could be used to evaluate the performance of our Executive team and the Company in general. We believe that if these goals are achieved, it will have a direct impact on creating value for our stockholders.

Each goal is measured individually, and the percent of goals achieved determines the 2020 bonus payout, subject to the Compensation Committee’s discretion to alter bonus funding and payouts. 2020 performance bonuses were earned based upon achievement of such performance goals, as follows:

Objective	% Weighting
Advance research pipeline	25%
Advance clinical pipeline	45%
Build a sustainable public company	20%
Cultivate employee experience that drives business results	10%
Total	100%

In January 2021, the Compensation Committee reviewed the progress against the applicable 2020 goals. Based on the Company’s achievement of 80.42% of these goals, the Compensation Committee funded the Company’s bonus pool at 80.42% of target levels. The resulting bonuses to named executive officers were as follows:

Executive	2020 Base Salary	Annual Target Bonus (% of base)	2020 Earned Award
Arnon Rosenthal, Ph.D.	$560,000	55.0%	$246,400	**
Shehnaaz Suliman, M.D.	$500,000	45.0%	$200,250
Robert King, Ph.D.	$425,000	40.0%	$134,300
Robert Paul, M.D., Ph.D.	$440,000	40.0%	$130,240
Calvin Yu	$300,000	30.0%	$71,100

**	Dr. Rosenthal volunteered to reallocate his individual performance bonus funds to the employee pool, in recognition of the exceptional work and resilience the team displayed throughout 2020.

Annual bonus target percentages for each of our named executive officers remained flat throughout 2020, which was deemed appropriate according to peer and market data. The bonuses paid to each of our named executive officers in 2020 under our Bonus Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Equity Long-Term Incentive Compensation—Refresh Awards

We believe long-term incentive compensation is an effective means for focusing our executive officers, including the named executive officers, on driving strong performance and increased stockholder value over a multi-year period, provides a meaningful reward for long-term value creation, and motivates them to remain employed with us.

This approach aligns the contributions of our executive officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock.

We determine long-term incentive compensation for our executive officers as part of our biannual compensation review (with cash compensation reviewed in Q1 and equity compensation reviewed in Q3) taking into account competitive market analysis, the recommendations of our CEO (except regarding his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, and our Company performance in 2020.

In 2020, the long-term incentive equity compensation awarded to our named executive officers was granted in the form of stock options vesting over a four-year time-based schedule. This approach is consistent with market practice among our peers and industry comparables, and reinforces a strong pay-for-performance culture as each stock option award only has value for the recipient if the value of our common stock appreciates from the grant date. Each stock option award was granted on the following material terms:

	Stock Options Number of Shares(1)
Arnon Rosenthal, Ph.D.	457,038
Shehnaaz Suliman, M.D.	189,213	(2)
Robert King, Ph.D.	123,400
Robert Paul, M.D., Ph.D.	109,689
Calvin Yu	67,526

(1)

Each option has an exercise price equal to $10.24 per share, which was the closing price of our common stock on the date of grant (October 1, 2020). 1/48th of the shares subject to each option vest each month after the date of grant, subject to the applicable named executive officer’s continued service.

(2)	Does not include Dr. Suliman’s new hire equity grant of 550,000 shares, granted on January 1, 2020.

Severance and Change in Control Protections

In November 2018, we adopted a Change in Control and Severance Agreement (the “Severance Agreement”) in which our named executive officers participate. The Severance Agreement provides participants with severance in the event of certain qualifying terminations, including following a change in control of our Company, and certain change in control benefits. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms and levels of benefits provided to our named executive officers under the Severance Agreement were determined by our Compensation Committee, with input from our management team, and approved by our Board of Directors following a review of analysis prepared by Radford of relevant market data for other companies with whom we compete for executive talent.

For a summary of the material terms of the benefits provided to our named executive officers under the Severance Agreement and an estimate of the payments and benefits that may be received by our named executive officers under the Severance Agreements, see “Potential Payments on Termination or Change in Control” below.

Other Compensation

Retirement, Welfare, and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Subject to limits under the Code, we match an amount equal to 50% of the first 6% of the eligible employee’s contributions with a maximum annual employer contribution of $5,000 per employee. Our executive officers are eligible to participate in our 401(k) plan.

Our health and welfare benefits include medical, dental and vision benefits, long-term disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. Our named executive officers also are eligible to participate in our Employee Stock Purchase Plan on the same terms as our other eligible employees. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers, including the named executive officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into employment letters with each of our named executive officers. Each of these agreements was approved by our Board of Directors or our Compensation Committee.

In filling each of our executive positions, our Board of Directors and the Compensation Committee recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our Board of Directors and our Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

For information on the specific terms and conditions of the employment letters of the named executive officers, see the discussion of “Executive Employee Arrangements” below.

Additional Policies and Practices

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our Board of Directors) are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock.

In addition, our employees (including our executive officers and the non-employee members of our Board of Directors) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a U.S. federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. The Company generally expects that all remuneration in excess of $1 million paid to a specified executive will not be deductible by us as a corporate entity unless it qualifies for the transition relief applicable to certain newly public companies. To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999, or 409A of the Code. If any of the payments or benefits provided for under the Severance Agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Compensation Committee Interlocks and Insider Participation

During 2020, our Compensation Committee consisted of David Wehner, Louis J. Lavigne, Jr., and Paula Hammond, Ph.D. None of the members of our Compensation Committee is or has been an officer or employee of us. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and our Annual Report on Form 10-K for our fiscal year ended December 31, 2020.

Compensation Committee

David Wehner (Chairman)

Louis J. Lavigne, Jr.

Paula Hammond, Ph.D.

Summary Compensation Table for Fiscal Years 2020, 2019, and 2018

The following table provides information regarding the compensation awarded to, or earned by, our named executive officers during 2020, 2019, and 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation		Total ($)
Arnon Rosenthal, Ph.D.	2020	$554,167	—		$3,096,204	—	$0	(3)	$11,858	(4)	$3,662,229
Co-founder, Chief	2019	$525,000	—		$5,984,524	—	$341,250	(5)	$3,564	(6)	$6,854,338
Executive Officer, and Director	2018	$396,764	—		$4,816,115	—	$237,540	(7)	$3,564	(6)	$5,453,983
Shehnaaz Suliman(8), M.D.	2020	$471,667	—		$7,667,378	—	$200,250	(9)	$5,841	(10)	$8,345,136
President and Chief Operating Officer
Robert King, Ph.D.	2020	$414,583	—		$835,973	—	$134,300	(9)	$7,322	(11)	$1,392,178
Chief Development Officer	2019	$362,500	—		$1,726,305	—	$166,750	(5)	$2,322	(6)	$2,257,877
	2018	$352,297	—		$1,570,355	—	$147,800	(7)	$2,323	(6)	$2,072,775
Robert Paul, M.D., Ph.D.	2020	$432,017	—		$743,088	—	$130,240	(9)	$6,242	(12)	$1,311,587
Chief Medical Officer	2019	$392,100	—		$1,726,305	—	$188,208	(5)	$1,242	(6)	$2,307,855
	2018	$326,367	$43,750	(13)	$2,707,815	—	$136,920	(7)	$1,243	(6)	$3,216,095
Calvin Yu(14)	2020	$295,000	—		$457,455	—	$71,100	(9)	$4,771	(15)	$828,326
Vice President, Finance

(1)	Salary, bonus, and incentive plan figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).
(2)

The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K filed on February 25, 2021. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(3)	Dr. Rosenthal agreed to forego his annual bonus for the fiscal year ended December 31, 2020.
(4)	The amounts reported consisted of (i) life insurance premiums of $6,858 and a 401(k) match of $5,000, paid by us on behalf of Dr. Rosenthal.
(5)	The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2019, which was paid in March 2020.
(6)	The amounts reported consisted of life insurance premiums paid by us on behalf of our named executive officers.
(7)	The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2018, which was paid in March 2019.
(8)	Dr. Suliman was an executive officer but not a named executive officer for fiscal 2019.
(9)	The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2020, which was paid in March 2021.
(10)	The amounts reported consisted of (i) life insurance premiums of $841 and a 401(k) match of $5,000, paid by us on behalf of Dr. Suliman.
(11)	The amounts reported consisted of (i) life insurance premiums of $2,322 and a 401(k) match of $5,000, paid by us on behalf of Dr. King.
(12)	The amounts reported consisted of (i) life insurance premiums of $1,242 and a 401(k) match of $5,000, paid by us on behalf of Dr. Paul.
(13)	The amount included in the “Bonus” column includes a portion of a signing bonus earned and paid in 2018 to Dr. Paul.
(14)	Mr. Yu was an executive officer but not a named executive officer for fiscal 2018 and 2019.
(15)	The amounts reported consisted of (i) life insurance premiums of $540 and a 401(k) match of $4,230, paid by us on behalf of Mr. Yu.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Target	Maximum
Arnon Rosenthal, Ph.D.	10/1/2020	$308,000	$462,000	457,038	$10.24	$3,096,204
Shehnaaz Suliman, M.D.	1/1/2020	$225,000	$337,500	550,000	$17.23	$6,385,555
	10/1/2020			189,213	$10.24	$1,281,823
Robert King, Ph.D.	10/1/2020	$170,000	$255,000	123,400	$10.24	$835,973
Robert Paul, M.D., Ph.D.	10/1/2020	$176,000	$264,000	109,689	$10.24	$743,088
Calvin Yu	10/1/2020	$90,000	$135,000	67,526	$10.24	$457,455

(1)

The amounts reported in these columns represent the target and maximum amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2020 performance. The actual payouts approved for 2020 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” These awards are described in further detail in the CD&A in the section entitled “2020 Executive Incentive Compensation Plan.” The bonus payouts approved pursuant to the 2020 Executive Incentive Compensation Plan were paid in March 2021.

(2)

The amounts shown are full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of option awards are set forth under Note 2 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021.

(3)

The amounts in this column represent the stock option awards granted in 2020 pursuant to our 2019 Equity Incentive Plan. The per share exercise price of the stock options is equal to the closing price of a share of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers, as of December 31, 2020.

			Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)		Market Value of Shares That Have Not Vested ($)(2)
Arnon Rosenthal,Ph.D.	8/9/2017	(3)	—		—		—	—	48,977	(4)	$741,022
	8/9/2017	(5)	—		—		—	—	30,407	(6)	$460,058
	7/2/2018	(7)	302,083	(8)	197,917	(8)	$8.16	7/2/2028	—		—
	11/6/2018	(7)	143,229	(9)	131,771	(9)	$10.14	11/6/2028	—		—
	11/6/2019	(10)	140,833	(11)	379,167	(11)	$17.15	11/6/2029	—		—
	10/1/2020	(10)	19,043	(12)	437,995	(12)	$10.24	10/1/2030	—		—
Shehnaaz Suliman, M.D.	1/1/2020	(10)	137,500	(16)	412,500	(16)	$17.23	1/1/2030	—		—
	10/1/2020	(10)	7,883	(12)	181,330	(12)	$10.24	10/1/2030	—		—
Robert King, Ph.D.	1/26/2017	(3)	—		—		—	—	11,195	(14)	$169,380
	7/2/2018	(7)	90,625	(8)	59,375	(8)	$8.16	7/2/2028	—		—
	11/6/2018	(7)	52,083	(9)	47,917	(9)	$10.14	11/6/2028	—		—
	11/6/2019	(10)	40,625	(11)	109,375	(11)	$17.15	11/6/2029	—		—
	10/1/2020	(10)	5,141	(12)	118,259	(12)	$10.24	10/1/2030	—		—
Robert Paul, M.D., Ph.D.	8/9/2017	(3)	—		—		—	—	7,953	(15)	$120,329
	7/2/2018	(7)	181,458	(8)	138,542	(8)	$8.16	7/2/2028	—		—
	11/6/2018	(7)	52,083	(9)	47,917	(9)	$10.14	11/6/2028	—		—
	11/6/2019	(10)	40,625	(11)	109,375	(11)	$17.15	11/6/2029	—		—
	10/1/2020	(10)	4,570	(12)	105,119	(12)	$10.24	10/1/2030	—		—
Calvin Yu	8/3/2017	(3)	—		—		—	—	18,260	(13)	$276,274
	7/2/2018	(7)	12,746	(8)	19,792	(8)	$8.16	7/2/2028	—		—
	11/6/2018	(7)	7,500	(9)	14,375	(9)	$10.14	11/6/2028	—		—
	11/6/2019	(10)	21,666	(11)	58,334	(11)	$17.15	11/6/2029	—		—
	10/1/2020	(10)	2,813	(12)	64,713	(12)	$10.24	10/1/2030	—		—

(1)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our Board of Directors or its authorized committee.
(2)

This column represents the fair market value of the shares listed in the “Number of Shares of Stock That Have Not Vested” column, as of December 31, 2020, based on the closing price of our common stock, as reported on the NASDAQ Global Select Market, of $15.13 per share on December 31, 2020.

(3)	This restricted stock grant of our common stock was granted pursuant to our 2017 Plan.
(4)

The shares subject to the restricted stock grant vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of August 1, 2017, subject to Dr. Rosenthal’s continued status as a service provider on each such vesting date.

(5)

This restricted stock grant of our common stock was granted outside of the 2017 Plan, but is subject to the terms of the 2017 Plan as if the grant was made under the 2017 Plan (except with respect to the forfeiture of unvested shares).

(6)

The shares subject to the restricted stock grant vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of August 1, 2017, subject to Dr. Rosenthal’s continued status as a service provider on each such vesting date.

(7)	This option to purchase shares of our common stock was granted pursuant to our 2017 Plan.

(8)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of July 2, 2018, subject to the executive’s continued status as a service provider on each such vesting date.

(9)

One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of November 1, 2018, and an additional 1/48th of the total number of shares subject to the option grant continue to vest, on the same day of each month thereafter, subject to the executive’s continued status as a service provider through each such vesting date.

(10)	This option to purchase shares of our common stock was granted pursuant to our 2019 Plan.
(11)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of November 6, 2019, subject to the executive’s continued status as a service provider on each such vesting date.

(12)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one month anniversary of October 1, 2020, subject to the executive’s continued status as a service provider on each such vesting date.

(13)

One-fourth of the total number of shares subject to the restricted stock grant vested on June 1, 2018, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continued to vest, on the same day of each month thereafter, subject to Mr. Yu’s continued status as a service provider through each such vesting date.

(14)

One-fourth of the total number of shares subject to the restricted stock grant vested on January 26, 2018, and an additional 1/48th of the total number of shares subject to the restricted stock grant vested, and continued to vest, on the same day of each month thereafter, subject to Dr. King’s continued status as a service provider through each such vesting date.

(15)

The shares subject to the restricted stock grant vested, and continue to vest, 1/48th per month beginning on the one month anniversary of August 1, 2017, subject to Dr. Paul’s continued status as a service provider on each such vesting date.

(16)

One-fourth of the total number of shares subject to the option grant vest on the one year anniversary of December 9, 2020, and an additional 1/48th of the total number of shares subject to the option grant continue to vest, on the same day of each month thereafter, subject to the executive’s continued status as a service provider through each such vesting date.

Option Exercises and Stock Awards Vesting During Fiscal 2020

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options by our named executive officers during the fiscal year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Arnon Rosenthal, Ph.D.	—	—	119,088	$2,362,507
Shehnaaz Suliman, M.D.	—	—	—	—
Robert King, Ph.D.	—	—	134,329	$2,713,787
Robert Paul, M.D., Ph.D.	24,000	$495,091	71,506	$1,495,828
Calvin Yu	25,587	$603,645	43,824	$869,395

Executive Employment Arrangements

Dr. Arnon Rosenthal

We entered into a confirmatory employment letter with Arnon Rosenthal, our Co-founder and Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Dr. Rosenthal is an at-will employee.

Dr. Shehnaaz Suliman

We entered into an employment offer letter with Shehnaaz Suliman, our President and Chief Operating Officer. The employment offer letter has no specific term and provides that Dr. Suliman is an at-will employee.

Dr. Robert King

We entered into a confirmatory employment letter with Robert King, our Chief Development Officer. The confirmatory employment letter has no specific term and provides that Dr. King is an at-will employee.

Dr. Robert Paul

We entered into a confirmatory employment letter with Robert Paul, our Chief Medical Officer. The confirmatory employment letter has specific term and provides that Dr. Paul is an at-will employee.

Calvin Yu

We entered into a confirmatory employment letter with Calvin Yu, our Vice President, Finance. The confirmatory employment letter has no specific term and provides that Mr. Yu is an at-will employee.

Potential Payments on Termination or Change in Control

We entered into a change in control and severance agreement with each of our named executive officers, which provides for certain severance and change in control benefits as described below. Each change in control and severance agreement superseded any prior agreement or arrangement the named executive officer may have had with us that provided for severance and/or change in control payments or benefits.

If a named executive officer’s employment is terminated outside the period beginning on the date of a change in control and ending 12 months following that change in control (the “Change in Control Period”) either (1) by the Company or any of its subsidiaries (the “Company Group”) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•

a lump-sum payment equal to six months in the case of Mr. Yu, 9 months in the case of Drs. King, Paul and Suliman or 12 months in the case of Dr. Rosenthal, of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•

payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for the named executive officer and the named executive officer’s eligible dependents, if any, for up to six months in the case of Mr. Yu, nine months in the case of Drs. King, Paul and Suliman or 12 months in the case of Dr. Rosenthal, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without cause (excluding by reason of death or disability) or (2) by the named executive officer for good reason, the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:

•

a lump-sum payment equal to nine months in the case of Mr. Yu, 12 months in the case of Drs. King, Paul and Suliman or 18 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control;

•	a lump-sum payment equal to 100% (or 150% in the case of Dr. Rosenthal) of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•

payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 9 months in the case of Mr. Yu, 12 months in the case of Drs. King, Paul and Suliman or 18 months in the case of Dr. Rosenthal, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing the equity award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

Under each named executive officer’s change in control and severance agreement, the following definitions are used:

“Cause” means:

•

the named executive officer’s dishonest statements or acts with respect to any Company Group member, or any current or prospective customers, suppliers, vendors, or other third parties with which such entity does business;

•	the named executive officer’s commission of (1) a felony or (2) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;

•

the named executive officer’s failure to perform his assigned duties and responsibilities to the reasonable satisfaction of the applicable Company Group member, which failure continues, in the reasonable judgment of the Company Group member, after written notice given to him by the Company Group member;

•	the named executive officer’s gross negligence, willful misconduct or insubordination with respect to any Company Group member; or

•

the named executive officer’s material violation of any provision of any agreement(s) between him and any Company Group member relating to non-competition, non-solicitation, non-disclosure, and/or assignment of inventions (such as the at-will employment, confidential information, invention assignment, and arbitration agreement with the named executive officer or any written Company Group policy or procedure to which the named executive officer is subject).

Any termination for “Cause” will require the approval of our Board of Directors, and the named executive officer will be given the opportunity to appear in person before the entire Board of Directors in order to explain the named executive officer’s position on the allegations or claims that constitute “Cause.”

“Good Reason” means that the named executive officer resigns from a Company Group member if one of the following events occurs without his consent:

•

a material reduction of his duties, authorities, or responsibilities relative to his duties, authorities, or responsibilities in effect immediately prior to the reduction, provided that (1) any change that results in Dr. Rosenthal not serving as the chief executive officer of, or reporting directly to the Board of

Directors of, the parent corporation in a group of controlled corporations including the Company or its assets (the “Parent”) following a change in control (other than as the result of his voluntary resignation not at the request of the successor or the Parent) will be deemed to constitute a material reduction in his duties, authorities, and responsibilities constituting “Good Reason” and (2) that continued employment of a named executive officer (other than Dr. Rosenthal) following a change in control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” will not exist if the named executive officer is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that the named executive officer had immediately before the change in control regardless of whether the named executive officer’s title is revised to reflect his placement within the overall corporate hierarchy or whether the named executive officer provides services to a subsidiary, affiliate, business unit or otherwise);

•

a material diminution in his base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the applicable Company Group member, or

•	a change of more than 50 miles in the geographic location at which he provides services to the applicable Company Group member.

For “Good Reason” to be established, the named executive officer must provide written notice to our CEO (or our Board of Directors in the case of Dr. Rosenthal) and the applicable Company Group member within 90 days immediately following such alleged events, the applicable Company Group member must fail to materially remedy such event within 30 days after receipt of such notice, and the named executive officer’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event, and must not be effective until after the expiration of the notice and cure periods described above.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2020, the last day of our fiscal year.

	Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control		Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
	Severance Payments ($)(1)	Health Care Benefits ($)(2)	Equity Acceleration ($)(3)	Severance Payments ($)(4)	Health Care Benefits ($)(5)
Arnon Rosenthal, Ph.D.	$560,000	$21,225	$4,178,814	$1,302,000	$31,838
Shehnaaz Suliman, M.D.	$375,000	$11,833	$886,704	$725,000	$15,777
Robert King, Ph.D.	$318,750	$13,679	$1,231,236	$595,000	$18,239
Robert Paul, M.D., Ph.D.	$330,000	$11,507	$1,718,775	$616,000	$15,343
Calvin Yu	$150,000	$12,574	$526,128	$292,500	$18,862

(1)

The amount shown in this column for each named executive officer represents a lump-sum payment equal to six months in the case of Mr. Yu, nine months in the case of Drs. King, Paul and Suliman or 12 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as of December 31, 2020.

(2)

The amount shown in this column for each named executive officer represents the value of payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents for up to six months in the case of Mr. Yu, nine months in the case of Drs. King, Paul and Suliman or 12 months in the case of Dr. Rosenthal based on the assumptions used for financial reporting purposes under generally accepted accounting principles.

(3)

The amount shown in this column for each named executive officer consists of the value of the portions of the unvested in-the-money options held by the named executive officer for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $15.13 per share on December 31, 2020, as reported on the NASDAQ Global Select Market (less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award.
(4)

The amount shown in this column for each named executive officer represents a lump-sum payment equal to nine months in the case of Mr. Yu, 12 months in the case of Drs. King, Paul and Suliman or 18 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as of December 31, 2020, plus 100% (or 150% in the case of Dr. Rosenthal) of the named executive officer’s target annual bonus for 2020.

(5)

The amount shown in this column for each named executive officer represents the value of payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents for up to nine months in the case of Mr. Yu, 12 months in the case of Drs. King, Paul and Suliman or 18 months in the case of Dr. Rosenthal based on the assumptions used for financial reporting purposes under generally accepted accounting principles.

Equity Compensation Plan Information

The following table provides information as of December 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Unvested Restricted Stock Awards and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)
2017 Stock Option and Grant Plan(2)	4,096,462	$8.98	—
2019 Equity Incentive Plan(3)	8,744,961	$16.19	2,973,219
2019 Employee Stock Purchase Plan(4)	86,677	$11.53	1,932,666

(1)	Restricted stock units and warrants have been excluded for purposes of computing weighted average exercise prices in column (b).
(2)

Our Board of Directors adopted, and our stockholders approved, the 2017 Stock Option and Grant Plan (2017 Plan) and the 2019 Equity Incentive Plan (2019 Plan). We no longer grant awards under the 2017 Plan; however, all outstanding options issued pursuant to the 2017 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.

(3)

Our 2019 Plan provides that the number of shares available for issuance under the 2019 Plan will be increased on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the least of (i) 7,096,760 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine.

(4)

Our 2019 Employee Stock Purchase Plan (2019 ESPP) provides that the number of shares available for issuance under the 2019 ESPP will be increased on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the least of (i) 591,397 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our Board of Directors or any committee designated by the Board may determine.

Risk Analysis of our Compensation Plans

Our Compensation Committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee engaged Radford in 2019 and 2020 to independently review our executive compensation program. Based on those reviews, the Compensation Committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.

Conclusion

It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract, engage and retain the highest caliber of executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2021 for:

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 79,589,651 shares of our common stock outstanding as of March 1, 2021. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 1, 2021, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(1)	5,162,196	6.5%
Entities affiliated with Federated Hermes(2)	4,282,563	5.4%
Entities affiliated with Polaris Venture Partners(1)(2)(3)	12,853,817	16.2%
The Vanguard Group – 23-1945930(4)	5,002,859	6.3%
Named Executive Officers and Directors:
Arnon Rosenthal, Ph.D.(5)	6,806,416	8.5%
Robert King, Ph.D.(6)	709,408	*
Robert Paul, M.D., Ph.D.(7)	436,546	*
Shehnaaz Suliman, M.D.(8)	206,984	*
Calvin Yu(9)	174,372	*
Tillman Gerngross, Ph.D.(10)	2,646,277	3.3%
Paula Hammond, Ph.D.(11)	7,974	*
Louis J. Lavigne, Jr.(12)	91,969	*
Terry McGuire(13)	37,667	*
Richard Scheller, Ph.D.(14)	150,458	*
David Wehner(15)	108,371	*
Kristine Yaffe, M.D.(16)	16,666	*
All executive officers and directors as a group (12 persons)(17)	11,393,108	14.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Based on information contained in a Schedule 13G filed on February 2, 2021. Consists of 5,162,196 shares held of record by BlackRock, Inc.
(2)

Based on information contained in a Schedule 13G filed on February 12, 2021. Consists of 4,282,563 shares held of record by Federated Hermes, Inc. (the “Parent”). The Parent is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in us (the “Reported Securities”). The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Hermes, Inc., the Parent. All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Parent, the Trust, and each of the Trustees expressly disclaim beneficial ownership of the Reported Securities.

(3)

Based on information contained in a Schedule 13G filed on February 12, 2021. Consists of (a) 9,347,724 shares held of record by Polaris Venture Partners VI (AIV), L.P. (PVP VI AIV), (b) 709,675 shares held of record by Polaris Venture Partners Founders’ Fund VI, L.P. (PVPFF VI), (c) 498,468 shares held of record by Polaris Venture Partners VI, L.P. (PVP VI), and (d) 2,297,950 shares held of record by PVP VI (AIV) Feeder Corp. Holding Partnership, L.P. (PVP VI Feeder, and together with PVP VI AIV, PVPFF VI, and PVP VI, the Funds). Polaris Venture Management Co. VI, L.L.C. (PVM) is the general partner of the Funds and may be deemed to have sole power to vote and dispose of the shares held by the Funds. Amir Nashat, Brian Chee, David Barrett, Bryce Youngren, Jon Flint, and Terry McGuire are the managing members of PVM who collectively make voting and investment decisions with respect to the shares held by the Funds.

(4)	Based on information contained in a Schedule 13G filed on February 10, 2021. Consists of 5,002,859 shares held of record by The Vanguard Group—23-1945930.
(5)

Consists of (a) 1,305,226 shares held of record by Dr. Rosenthal, of which 49,612 shares are subject to repurchase by us at the original purchase price as of March 1, 2020, (b) 712,500 shares held of record by Adi Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee, (c) 712,500 shares held of record by Noam Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee, (d) 712,500 shares held of record by Shani Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee, (e) 2,612,500 shares held of record by The Rosenthal Family Revocable Trust Dated November 4, 1994, as restated on June 9, 1999, for which Dr. Rosenthal serves as trustee, and (f) 1,752,038 shares subject to options held by Dr. Rosenthal, of which 751,190 shares are vested and exercisable within 60 days of March 1, 2021.

(6)

Consists of (a) 477,317 shares held of record by Dr. King and (b) 564,639 shares subject to options held by Dr. King, of which 232,091 shares are vested and exercisable within 60 days of March 1, 2021.

(7)

Consists of (a) 213,719 shares held of record by Dr. Paul, of which 4,977 shares are subject to repurchase by us at the original purchase price as of March 1, 2021 and (b) 564,639 shares subject to options held by Dr. Paul, of which 222,827 shares are vested and exercisable within 60 days of March 1, 2021.

(8)	Consists of 739,213 shares subject to options held by Dr. Suliman, of which 195,520 shares are vested and exercisable within 60 days of March 1, 2021.
(9)

Consists of (a) 109,343 shares held of record by Mr. Yu, of which 7,304 shares are subject to repurchase by us at the original purchase price as of March 1, 2021 and (b) 201,939 shares subject to options held by Mr. Yu, of which 63,686 shares are vested and exercisable within 60 days of March 1, 2021.

(10)

Consists of (a) 2,608,610 shares held of record by Dr. Gerngross as of March 1, 2021 and (b) 39,274 shares subject to an option held by Dr. Gerngross, 37,667 of which shares are vested and exercisable within 60 days of March 1, 2021.

(11)	Consists of 29,443 shares subject to an option held by Dr. Hammond, 7,973 of which shares are vested and exercisable within 60 days of March 1, 2021.
(12)

Consists of (a) 10,552 shares held of record by Lavrite, LLC, for which Mr. Lavigne serves as managing director, and (b) 109,274 shares subject to options held by Mr. Lavigne, of which 81,417 shares are vested and exercisable within 60 days of March 1, 2021.

(13)

Consists of 39,274 shares subject to an option held by Mr. McGuire, of which 37,667 shares are vested and exercisable within 60 days of March 1, 2021. Mr. McGuire, who is one of our directors, is a managing member of PVM. Mr. McGuire has no voting or investment power over the shares held by the Funds described in Footnote 3 above. The address for Mr. McGuire is c/o PVM, One Marina Park Drive, 10th Floor, Boston, Massachusetts 02210.

(14)

Consists of (a) 9,981 shares held of record by Dr. Scheller, of which no shares are subject to repurchase by us at the original purchase price as of December 31, 2018 and (b) 221,108 shares subject to options held by Dr. Scheller, of which 122,146 shares are vested and exercisable within 60 days of March 1, 2021.

(15)

Consists of (a) 24,621 shares held of record by Mr. Wehner, (b) 10,687 shares held of record by The David Michael Wehner 2020 Annuity Trust, for which Mr. Wehner serves as trustee, (c) 9,313 shares held of record by The Havenwood Trust, for which Mr. Wehner serves as trustee and (d) 109,274 shares subject to options held by Mr. Wehner, 81,417 of which shares are vested and exercisable within 60 days of March 1, 2021.

(16)	Consists of 59,274 shares subject to an option held by Dr. Yaffe, 34,333 of which shares are vested and exercisable within 60 days of March 1, 2021.
(17)

Consists of (a) 9,530,712 shares beneficially owned by our current executive officers and directors as of March 1, 2021, of which 61,893 shares may be repurchased by us at the original purchase price as of such date and (b) 1,501,668 shares subject to options vested and exercisable within 60 days of March 1, 2021.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance” and “Executive Compensation,” the following is a description of certain relationships and transactions since January 1, 2020 involving our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them.

Collaboration Agreement with Adimab

The Company has a collaboration agreement with Adimab, LLC (Adimab) under which the Company is developing antibodies discovered by Adimab in its AL001 and AL101 product candidates, and the Company is developing antibodies optimized by Adimab in its AL002 and AL003 product candidates (2014 Adimab Agreement). In August 2019, the Company signed a new collaboration agreement with Adimab for research and development of additional antibodies (2019 Adimab Agreement). The Chief Executive Officer of Adimab is a Co-founder and Chairperson of the board of directors of Alector. For the years ended December 31, 2020, 2019, and 2018, Alector incurred expenses of zero, $2.8 million, and $2.3 million for services provided by Adimab, respectively. The Company had no accrued liabilities due to Adimab as of December 31, 2020 and 2019. Under the 2014 Adimab Agreement, the Company will owe up to $3.5 million in milestone payments per program to Adimab for its product candidates. The Company will also owe low- to mid- single-digit royalty payments for commercial sales of such product candidates. Under the 2019 Adimab Agreement, the Company will owe certain milestone payments per program for its product candidates and low single-digit royalty payments for commercial sales of such product candidates.

Consulting Agreement with Dr. Richard Scheller

In December 2019, we entered into a consulting agreement with Dr. Richard Scheller, a member of our Board of Directors and a member of our Scientific Advisory Board. Pursuant to this consulting agreement, Dr. Scheller serves on SPARC and generally provides scientific advice regarding our products or services and research program. Pursuant to this agreement, Dr. Scheller receives an annualized payment of $200,000 and a stock option to purchase 100,000 shares of our common stock, vesting in equal monthly installments over a four-year period for so long as Dr. Scheller serves as a consultant under this agreement.

Participation in Follow On Offering

David Wehner, a member of our Board of Directors, purchased 20,000 shares of common stock at a purchase price per share of $25.00 for an aggregate purchase price of $500,000 in the Company’s recent public offering of common stock pursuant to a final prospectus filed with the SEC on January 30, 2020 pursuant to Rule 424(b)(4).

Related Party Transaction Policy

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our audit committee provides that our audit committee shall review and approve in advance any related party transaction. We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Fiscal Year 2020 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.alector.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Alector, Inc., Attention: Investor Relations, 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

* * *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 28, 2021

1. ELECTION OF DIRECTORS: O Tillman Gerngross, Ph.D. O Richard Scheller, Ph.D. O Louis J. Lavigne, Jr. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. x COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22640 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL NO. 1, “FOR” PROPOSALS 2 AND 3, AND FOR THE FREQUENCY OF EVERY “ONE YEAR” FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: 20330304000000001000 4 061721 INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/209804434 password: alector2021 (cap sensitive) and be sure to have available the control number. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. VOTING INSTRUCTIONS ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. June 17, 2021 2. Ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. 3. Advisory vote on executive compensation. 4. Advisory vote on the frequency of advisory votes on executive compensation. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEST COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3 years 2 years 1 year ABSTAIN

1 1.1 14475 COMMENTS: ALECTOR, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders The undersigned hereby appoint(s) Arnon Rosenthal, Ph.D., and Shehnaaz Suliman, M.D., or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Alector, Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its stockholders to be held on June 17, 2021, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. (Continued and to be signed on the reverse side) ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. June 17, 2021 131 Oyster Point Blvd, Suite 600 South San Francisco, CA 94080